EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (No. 333-215504) on Form S-8 of Forterra, Inc. of our report dated March 24, 2017, relating to the financial statements of Concrete Pipe & Precast, LLC as of December 31, 2016 and for the year then ended, which report expresses an unqualified opinion and includes an explanatory paragraph that indicates the balance sheet as of December 31, 2015, and the related statements of income, changes in members’ equity and cash flows for the year then ended were not audited, reviewed, or compiled by us, appearing in the Annual Report on Form 10-K of Forterra, Inc. for the year ended December 31, 2017.

/s/ Hein & Associates LLP

Houston, Texas
March 7, 2018